Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC.

DECLARES CASH DIVIDEND

Plano, Texas, September 8, 2015 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII) today announced that its Board of Directors has declared a quarterly cash dividend of $0.24 per share on its common stock.  The dividend will be payable on October 22, 2015, to common stockholders of record as of the close of business on October 1, 2015.

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A rent-to-own industry leader, Plano, TX-based Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,945 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,470 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 185 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.” For additional information about the Company, please visit our website at www.rentacenter.com.

Contact for Rent-A-Center, Inc.:

Maureen B. Short

Senior Vice President - Finance, Investor Relations and Treasury

(972) 801-1899

maureen.short@rentacenter.com